Clawback Policy
Effective November 2023

First Interstate BancSystem	Confidential & Proprietary	Clawback Policy

1Overview
1.1Policy Purpose
The purpose of this Clawback Policy (this “Policy”) is to set forth the requirements and guidelines for First Interstate BancSystem, Inc., a Delaware corporation (the “Company”), to recover the amount of erroneously awarded compensation (as defined below) received by a person in the event that the Company is required to prepare an accounting restatement (as described below) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, to the extent required by the applicable rules of the Nasdaq Stock Market (including Rule 5608 thereunder), or in the event of Executive Misconduct (as defined below).
1.2Policy Scope
The Board of Directors of the Company (the “Board”), based in part on the recommendation of the Compensation & Human Capital Committee of the Board (the “Committee”), has adopted this Policy in order to (i) uphold a culture of ethical, diligent, and responsible management that discourages conduct detrimental to the success and reputation of the Company, (ii) comply with applicable listing rules of Nasdaq Stock Market, and (iii) ensure that incentive-based compensation paid by the Company is based upon accurate financial data.
2Clawback
2.1Compensation Affected
This Policy applies to all incentive-based compensation (as defined below) received on or after October 2, 2023, by a person (a “Covered Person”): (A) after beginning service as an executive officer; (B) who served as an executive officer at any time during the performance period for that incentive-based compensation; (C) while the Company has a class of securities listed on the Nasdaq Stock Market; and (D) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (a “Covered Period”), all to the extent required by the applicable rules of the Nasdaq Stock Market.
As used in this Policy, the term “incentive-based compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Incentive-based compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

First Interstate BancSystem	Confidential & Proprietary	Clawback Policy

As used in this Policy, the term “executive officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a significant policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company.
As used in this Policy, the term “erroneously awarded compensation” means the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, computed in any instance without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) the amount shall be based on a reasonable estimate by the Committee (or a consultant engaged by the Committee for the purpose) of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (B) the Committee shall cause the Company to maintain documentation of the determination of such estimate and provide such documentation to the Nasdaq Stock Market.
2.2Recovery for Accounting Restatement
The Committee shall cause the Company to, in all appropriate circumstances and as and to the extent required by the rules of the Nasdaq Stock Market, recover reasonably promptly, and by the certification required by this Policy the Covered Person shall agree to return reasonably promptly to the Company, the amount of erroneously awarded compensation received by a Covered Person with respect to a Covered Period under applicable rules of the Nasdaq Stock market in the event that the Company is required to prepare an accounting restatement with respect to any such period due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
2.3Recovery for Executive Misconduct
In addition to the foregoing and without the necessity of there being an accounting restatement as described above in connection therewith, in the case of the willful commission of an act of fraud or dishonesty or gross recklessness in the performance of an executive officer’s duties (“Executive Misconduct”), the Committee or the Board may direct the Company to take other disciplinary action, including, without limitation:
•adjustment of future compensation of the executive officer;
•termination of the executive officer's employment status;
•pursuit of any and all remedies available in law and/or equity; and
•pursuit of such other action as may fit the circumstances of the particular case as determined in the Committee's or Board's discretion.

First Interstate BancSystem	Confidential & Proprietary	Clawback Policy

The Committee or Board may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Committee’s or Board’s power to determine the appropriate penalty for the Executive Misconduct is in addition to, and not in replacement of, any penalties or punishments imposed by such third parties, including under the Sarbanes-Oxley Act of 2002.
2.4Certification
All executive officers of the Company must certify their understanding of, and agreement to comply with and return erroneously awarded compensation to the Company pursuant to, this Policy, and in connection therewith irrevocably waive any right they may otherwise have to be indemnified by the Company against the loss of any erroneously awarded compensation.
2.5Successors
This Policy and the certification is and shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

First Interstate BancSystem	Confidential & Proprietary	Clawback Policy